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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                DECEMBER 16, 2005


                          BLACK WARRIOR WIRELINE CORP.
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             (Exact name of registrant as specified in its charter)

DELAWARE                                              0-18754                              11-2904094
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(State or other jurisdiction                          (Commission File Number)             (IRS Employer
of incorporation)                                                                    Identification No.)
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                 100 ROSECREST LANE, COLUMBUS, MISSISSIPPI 39701
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                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (662) 329-1047


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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the
         Exchange Act
     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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SECTION 1.        REGISTRANT'S BUSINESS AND OPERATIONS.

ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         Bobcat Acquisition. On December 16, 2005, we completed the purchase, pursuant to a purchase agreement dated that date (the "Purchase Agreement") of the outstanding equity of Bobcat Pressure Control, Inc. and Bobby Joe Cudd
Company. Prior to entering into the Purchase Agreement, there was no material relationship among the parties. The terms and conditions of the Purchase
Agreement appear in Section 2, Item 2.01 below and are incorporated into this Item by reference.


         Second Amended and Restated Credit Agreement with GECC. On December 16,
2005, we entered into a Second Amended and Restated Credit Agreement (the
"Amended and Restated Credit Agreement") with General Electric Capital
Corporation, as lender and agent for lenders ("GECC"), providing for a term loan and revolving and capital expenditure credit facilities in an aggregate amount of $50.0 million. Prior to entering into the Amended and Restated Credit
Agreement, there was no material relationship among the parties other than the Amended and Restated Credit Agreement between GECC and us dated November 14,
2004. The terms and conditions of the Amended and Restated Credit Agreement appear in Section 2, Item 2.03 below and are incorporated into this Item by reference.


         Second Lien Credit Agreement with GECC. On December 16, 2005, we entered into a Second Lien Credit Agreement (the "Second Lien Credit Agreement") with GECC, providing for a term loan in the amount of $25.0 million. Prior to entering into the Second Lien Credit Agreement, there was no material relationship among the parties other than the Amended and Restated Credit
Agreement between GECC and us dated November 14, 2004. The terms and conditions of the Amended and Restated Credit Agreement appear in Section 2, Item 2.03 below and are incorporated into this Item by reference.


         Amendment to Extended and Restated Employment Agreement with William L.
Jenkins. In connection with and as a condition to entering into the Amended and Restated Credit Agreement and the Second Lien Credit Agreement with GECC, we entered into an amendment to the employment agreement between our company and our President, William L. Jenkins. The amendment was entered into as a result of the "Change of Control" (as defined in Mr. Jenkins' Extended and Restated
Employment Agreement) resulting from the designation of Overcup Capital, L.L.C.
as the general partner of St. James Capital Partners, L.P. by the limited partners of St. James Capital Partners, L.P. in place of St. James Capital Corp.
Mr. Jenkin's Extended and Restated Employment Agreement with us provides, among other provisions, that in the event St. James Capital Corp. ceases to be the general partner, managing


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partner or otherwise in control of St. James Capital Partners, L.P. a "Change of
Control" of our company shall have occurred. Accordingly, under the terms of the Extended and Restated Employment Agreement and its definition of "Change of Control," we were to execute a termination of Mr. Jenkin's Extended and Restated
Employment Agreement and pay to Mr. Jenkins the sum of three times the total compensation paid to Mr. Jenkins during the twelve (12) months preceding such "Change of Control".

         The amendment we entered into with Mr. Jenkins on December 16, 2005 extended the term of Mr. Jenkins' employment agreement to April 1, 2009 from January 1, 2008. In addition, we agreed with Mr. Jenkins that a "Change of Control" had occurred with the designation of Overcup Capital, L.L.C. as the general partner of St. James Capital Partners, L.P. in place of St. James
Capital Corp. and that the payment owing to Mr. Jenkins would be paid within three days of demand by Mr. Jenkins provided, however, Mr. Jenkins agreed that he would not make such a demand before January 1, 2006 and that in the event of his death, the demand could be made by his estate or personal representative.
Accordingly, under the terms of the amendment, upon Mr. Jenkins' demand made any time on or after January 1, 2006, we will be required to pay to Mr. Jenkins approximately $1.5 million under the "Change of Control" provisions of our employment agreement with him.


SECTION 2.        FINANCIAL INFORMATION.

ITEM 2.01         COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

         Bobcat Acquisition. On December 16, 2005, we completed the purchase, pursuant to the Purchase Agreement, of Bobcat Pressure Control, Inc. ("Bobcat") and Bobby Joe Cudd Company ("Cuddco" and together with Bobcat, the "Company").
The transaction was effected through the purchase from the individual holders of all the equity interests in Bobcat (the "Equity Interests"). The purchase price was $52.3 million, including related fees and expenses and repayment of certain
Bobcat indebtedness. The sellers of the Equity Interests were Bobby Joe Cudd,
Bill Benedick, Steve Johnston, and Petro Capital I, L.P., which we collectively refer to as the "Holders." In addition to the purchase of the Equity Interests, we entered into a non-competition agreement with Bobby Joe Cudd and employment agreements with the key employees of the Company. The purchase price for Bobcat was funded primarily with the proceeds of borrowings under credit agreements we entered into with GECC concurrently with the closing of the acquisition.

         The Company provides well intervention services primarily including snubbing services utilizing specialized hydraulic well service units that permit an operator to repair damaged casing, production tubing and downhole production equipment in high-pressure, "live-well" environments. The services are provided primarily to natural gas and oil exploration and production companies. A

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snubbing unit makes it possible to remove and replace downhole equipment while maintaining pressure in the well. Customers benefit because these operations can be performed without removing the pressure from the well, which stops production and can damage the formation, and because a snubbing rig can perform many applications at a lower cost than other alternatives. Applications for snubbing units include "live-well" completions and workovers, underground blowout control, underbalanced completions, underbalanced drilling and the snubbing of tubing, casing or drillpipe into or out of the wellbore.

         Well intervention services also include other related oil field services, such as freezing and hot tapping services. Freezing technology provides wellhead and pipe operations with pressure control and isolation for service and maintenance. Freezing is an economic, temporary and non-damaging technology often used with other services, such as hot tapping. It is quickly deployed and applied for fast response, does not damage installations and does not require kill fluids. Freezing technology applications include: master valve change; casing valve change; wellhead change; valve repairs, replacement or removal; tubing control and pipeline repair and tie-in.

         The Company's hot tapping services are used to access a contained area of a well that is or may be holding pressure. The procedure can be designed to release the pressure and contents, or in the case of a loaded pipeline, provide access through a valve. Hot tapping is used in a variety of applications, including: coiled tubing; wellheads; valves; tubing; drill collars; re-entries;
and pipelines and plant facilities.

         The Company also provides rental tools and fishing services. In addition, it has a manufacturing and repair facility located in Decatur, Texas that primarily focuses on manufacturing and repairing snubbing units and related equipment for its own use.

   The Company operates from five district offices located in Texas and Oklahoma.

         The closing of the purchase of the Equity Interests was conditioned upon payment of the purchase price and delivery of documents evidencing the Equity Interests with endorsements and assignments transferring ownership to us.
Additional conditions to the closing included entering into a non-competition agreement with Bobby Joe Cudd and employment agreements with the key employees of Bobcat, entering into certain amendments of leases of the Company, and delivery of other closing certificates by the Holders, opinions of counsel, consents and waivers, among other closing documents.

         The Purchase Agreement contains the several and not joint representations and warranties of the Holders as to (i) the corporate organization and good standing of Bobcat and Cuddco, (ii) the capitalization of Bobcat and Cuddco and their authority to execute the Purchase Agreement and perform their obligations thereunder, (iii) the absence of conflicts with or violations or breaches of other agreements of Bobcat and Cuddco as a consequence of the execution,

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delivery and performance of the Purchase Agreement and the absence of any requirement for the consent, waiver, approval of or filing with or notice to any governmental entity or third party for the execution, delivery and performance of the Purchase Agreement by Bobcat and Cuddco, (iv) the preparation of the Company's financial statements for each of the three years ended June 30, 2005 and the three months ended September 30, 2005 in accordance with generally accepted accounting principles consistently applied and the fair presentation of the financial position of Bobcat as at the respective dates of the financial statements, its operations and its cash flow for the respective periods then ended, and the absence of any undisclosed liabilities or obligations, (v) the conduct of business by Bobcat and Cuddco since June 30, 2005 in the ordinary course and the absence of events, occurrences or developments that individually or in the aggregate constitute or are expected to result in a material adverse effect and the absence of certain other changes and events, (vi) the disclosure of all legal proceedings pending or threatened against Bobcat of CuddCo, (vii) the filing of all tax returns and payment of all taxes and related matters,
(viii) matters relating to employee benefit plans, (ix) matters relating to labor unions, strikes and work stoppages and relationships with employees, (x) the compliance with laws by the Company, (xi) permits and compliance therewith,
(xii) compliance with environmental laws, (xiii) matters relating to ownership and use of intellectual property, (xiv) disclosures relating to obligations to brokers or finders arising out of the transaction, (xv) disclosure of all transactions with affiliates of the Company, (xvi) disclosure of and compliance with terms of material contracts, (xvii) disclosures with respect to the Company's real property and leases, accounts payable and inventory, accounts receivable, major suppliers and customers, assets, and insurance, among other matters and subject to scheduled exceptions.

         The Purchase Agreement provides for our indemnification by the Holders against costs, lawsuits, losses, liabilities, deficiencies, claims and expenses incurred, including interest, penalties, attorneys' fees and amounts paid in investigation, defense or settlement incurred in connection with or arising out of a breach of a covenant of Bobcat or CuddCo or the Holders or breach or inaccuracy of a representation or warranty of Bobcat, CuddCo, the Company or the Holders. Indemnification is unavailable for breaches of representations, warranties or covenants for any individual claims of less than $150,000 until such time as the total of all individual claims exceeding $150,000 exceeds
$750,000, at which time the party to be indemnified will be entitled to indemnification for all amounts exceeding $750,000. The Holders' representations and warranties survive the closing of the transaction (i) for the period of the applicable statute of limitations with respect to breaches of representations and warranties relating to the corporate organization of Bobcat and Cuddco, their capitalization, and as to obligations to brokers or finders arising out of the transaction, and (ii) the remaining representations and warranties survive the closing of the transaction for a period of twelve months. Indemnification for breaches of representations, and warranties relating to the corporate organization of Bobcat and Cuddco, their capitalization, and as to obligations to brokers or finders arising out of the

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transaction is limited to the amount of the purchase price, and for all other breaches of representations, warranties and covenants by the Holders, the limit, inclusive of other indemnification claims, is $5.0 million.


ITEM 2.03         CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN
                  OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A
                  REGISTRANT

   SECOND AMENDED AND RESTATED CREDIT AGREEMENT WITH GECC

       The Credit Facilities. On December 16, 2005, we entered into the Amended and Restated Credit Agreement with GECC, providing for a term loan and revolving and capital expenditure credit facilities in an aggregate amount of $50.0 million. The Amended and Restated Credit Agreement amended, restated and modified the credit agreement we entered into with GECC as of September 14, 2001 and as it was amended and restated on November 14, 2004, including the amendments thereto. The Amended and Restated Credit Agreement includes:

       o a revolving credit facility of up to $15.0 million, but not exceeding a borrowing base of 85% of the book value of eligible accounts receivable, less any reserves GECC may establish from time to time,

       o    a term loan of $30.0 million, and

       o a one-year capital expenditure loan facility of up to $5.0 million, but not exceeding the lesser of 80% of the hard costs of eligible capital equipment and 75% of the forced liquidation value of eligible capital equipment, subject to adjustment by GECC.

Eligible accounts receivable are accounts in which we have an interest excluding, among other items and, subject to certain exceptions, debtors' accounts outstanding that are not paid within the earlier of 60 days past the due date or 90 days following the original invoice date, accounts of debtors that have suspended business or commenced various insolvency proceedings and accounts to the extent the account exceeds the credit limit established by GECC in its reasonable credit judgment. GECC has the right to establish, modify and eliminate reserves against eligible accounts receivable from time to time in its reasonable judgment.

GECC's agreement to make revolving loans expires on December 16, 2008 and its agreement to make capital expenditure loans expires on December 16, 2006, unless earlier terminated under the terms of the Amended and Restated Credit Agreement.

         Interest Rates. Initially, as of the closing, the annual interest rate on borrowings under the revolving loan facility is 0.75% above the index rate, and the annual interest rate on borrowings under the term loan and capital

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expenditure loan facility is 2.25% above the index rate. The index rate is a floating rate equal to the higher of (i) the rate publicly quoted from time to time by the Wall Street Journal as the prime rate, or (ii) the average of the rates on overnight Federal funds transactions among members of the Federal
Reserve System plus 0.5%. The interest rate margin above the index rate may be adjusted from time to time on a quarterly basis based on our ratio of our funded debt to EBITDA for the trailing twelve months prior to the determination.
Subject to the absence of an event of default and fulfillment of certain other conditions, we can elect to borrow or convert any loan and pay the annual interest at the LIBOR rate plus applicable margins of 2.25% on the revolving loan and 3.75% on the term loan and capital expenditure loan. If an event of default in the nature of a failure to make any payment of principal of, interest on or fees owing in respect to loans when due and payable or the commencement of bankruptcy proceedings involving us has occurred, the annual interest rate is increased by 2% and, if any other default or event of default has occurred and is continuing, GECC may elect to increase the interest rate by that amount.

         Collateral. Advances under the Amended and Restated Credit Agreement are collateralized by a senior lien against substantially all of our assets.

         Use of Proceeds. Initial borrowings under the Amended and Restated
Credit Agreement advanced on December 16, 2005 were $1.3 million borrowed under the revolving loan and $30.0 million under the term loan. No borrowings were made under the capital expenditure loan facility. The proceeds of the term loan were used to pay a portion of the Bobcat acquisition purchase price, related fees and expenses and repayment of substantially all Bobcat indebtedness, and approximately $2.1 million was placed in escrow for the repayment of principal and accrued interest on subordinated secured indebtedness and approximately $2.8 million was used for general corporate purposes. The outstanding balance of approximately $6.3 million under our previous credit agreement with GECC was paid out of our existing cash.

         Maturity of Loans. Borrowings under the revolving loan are able to be repaid and re-borrowed from time to time for working capital and general corporate needs, subject to our continuing compliance with the terms of the agreement. Any amounts outstanding under the revolving loan are due and payable on December 16, 2008. The term loan is to be repaid in 12 consecutive quarterly installments of $1.1 million commencing January 1, 2006 with a final installment of $16.8 million due and payable on January 1, 2009. The capital expenditure loan is to be repaid in eight consecutive quarterly installments with each quarterly installment equal to 1/20th of the borrowings funded prior to the expiration of the one-year term of the facility and with a final installment in the amount of the remaining principal balance due on December 16, 2008.

         Mandatory and Voluntary Prepayments. Borrowings under the Amended and
Restated Credit Agreement are subject to certain mandatory pre-payments including, among other requirements, pre-payment out of a portion of the net proceeds of any sale of stock by us in a public offering. We must apply the net

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proceeds from any sale of our stock, other than on exercise of existing warrants and conversion rights, occurring before December 31, 2006 to the prepayment of loans. Such cash proceeds, after deduction of underwriting discounts and commissions and other reasonable costs we incur are to be applied to the prepayment of (i) loans outstanding under our Amended and Restated Credit
Agreement, (ii) loans outstanding under our Second Lien Credit Agreement, and
(iii) to prepay or redeem all our outstanding subordinated notes and shares of our common stock owned by St. James Capital Partners, L.P., SJMB, L.P. and other holders of our subordinated secured notes as of December 16, 2005, the shares of our common stock issued in exchange for warrants, subordinated notes and other convertible securities pursuant to the recapitalization agreements we entered into in October and November 2005, a fee in the amount of $274,000 owing to SJMB,L.P. and "Change of Control" payments in the aggregate amount of approximately $2.7 million we are required to make under the terms of employment agreements with certain of our employees, as the term "Change of Control" is defined in those agreements (herein, amounts to be paid under this subsection
(iii) are referred to as "Junior Capital"), in the following manner:

                  (A) 100% of the first $50.0 million in net proceeds received are to be applied to prepay or redeem the Junior Capital;

                  (B) net proceeds in excess of $50.0 million and up to $75.0 million are to be allocated 40% to prepay or redeem the Junior Capital, 30% to prepay loans outstanding under our Amended and Restated Credit Agreement and 30% to prepay loans outstanding under our Second Lien Credit Agreement;

                  (C) net proceeds in excess of $75.0 million and up to $100.0 million are to be allocated 60% to prepay or redeem the Junior Capital, 20% to prepay loans outstanding under our Amended and Restated Credit Agreement and 20% to prepay loans outstanding under our Second Lien Credit Agreement; and


                  (D) net proceeds in excess of $100.0 million are to be allocated 80% to prepay or redeem the Junior Capital, 10% to prepay loans outstanding under our Amended and Restated Credit Agreement and 10% to prepay loans outstanding under our Second Lien Credit Agreement.

To the extent the Junior Capital is paid in full under the foregoing provisions prior to the prepayment in full of loans outstanding under our Amended and Restated Credit Agreement and under our Second Lien Credit Agreement, the remaining net proceeds are to be allocated 50% to loans outstanding under our Amended and Restated Credit Agreement and 50% to loans outstanding under our Second Lien Credit Agreement. If any event of default has occurred under our Amended and Restated Credit Agreement and is continuing, and we have been notified in writing of such event of default (or we have been notified in writing of the equivalent event of default under the Second Lien Credit
Agreement), at the time we receive the net proceeds, 100% of such net proceeds are to be allocated to

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the loans outstanding under our Amended and Restated Credit Agreement, without application of any portion thereof to Junior Capital or loans under the Second
Lien Credit Agreement.

         If we issue any shares of common stock, other than as described above, or any debt at any time, we are required to prepay the loans outstanding under the Amended and Restated Credit Agreement in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs.

         We are also required to prepay annually, commencing with the fiscal year ending December 31, 2006, loans and other outstanding obligations under the Amended and Restated Credit Agreement in an amount equal to seventy-five percent
(75%) of our excess cash flow for the immediately preceding fiscal year. Excess cash flow is defined, with respect to any fiscal year, as our net income plus depreciation, amortization and interest expense, to the extent deducted in determining net income, minus capital expenditures, minus interest expense paid or accrued and scheduled principal payments paid or payable, plus or minus, extraordinary gains or losses which are cash items not included in net income, plus taxes deducted in determining net income to the extent not paid in cash.

         Any mandatory prepayments made as provided above are to be applied substantially as follows: first, to any fees then due and payable to GECC, second, to interest then due and payable on the term loan and capital expenditure loan, pro rata between the term loan and capital expenditure loan, third, to prepay the scheduled principal installments on the term loan and capital expenditure loan, allocated pro rata between the term loan and capital expenditure loan, and applied to principal installments in inverse order of maturity, until the term loan and capital expenditure loan have been prepaid in full; fourth, to interest then due and payable on the revolving loan; and fifth, to the principal balance of the revolving loan until the same shall have been paid in full. The revolving loan is permanently reduced by the amount of any such prepayments.

         We may at any time prepay all or part of the term loan or capital expenditure loan, permanently reduce or terminate the capital expenditure commitment, and permanently reduce but not terminate the revolving loan commitment provided such prepayments or reductions are in the minimum amount of $500,000 and integral multiples of $250,000, subject to the payment of certain pre-payment fees declining from 1.0% in the event the termination or reduction occurs during the first year, 0.5% in the event the termination or reduction occurs during the second year, and 0.25% in the event the termination or reduction occurs during the third year of the term of the Amended and Restated
Credit Agreement. We are required to use, subject to certain exceptions, the net proceeds from the sale of any assets or the stock of any subsidiary to prepay all borrowings under the facilities. We are required to repay

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any borrowings in excess of the applicable borrowing availability, including borrowings under the term loan in excess of 70% of the forced liquidation value of eligible term loan equipment. The forced liquidation value of the eligible term loan equipment is established by appraisal conducted from time to time but not more than twice per year.

         Closing Conditions. Initial borrowings under the Amended and Restated
Credit Agreement were subject to the fulfillment at or before the closing of a number of closing conditions, including among others, the accuracy of the representations and warranties made by us in the Amended and Restated Credit
Agreement, delivery of executed loan documents, officers' certificates and an opinion of counsel, the receipt of all required approvals, an opening borrowing availability under the revolving loan of $7.0 million, after giving effect to the initial borrowing under the revolving loan facility, payment of all fees to GECC, receipt of the proceeds from the Second Lien Credit Agreement, the consummation of the Bobcat acquisition, the completion of legal due diligence, a minimum EDITDA for us, and including Bobcat, for the 12 months ended September
30, 2005 of not less than $26.0 million, compliance with the leverage ratio covenants of the Amended and Restated Credit Agreement. Future advances are subject to the continuing accuracy of our representations and warranties as of such date (other than those relating expressly to an earlier date), the absence of any event or circumstance constituting a "material adverse effect," as defined, the absence of any default or event of default under the Amended and Restated Credit Agreement, and the borrowings not exceeding the applicable borrowing availability under the Amended and Restated Credit Agreement, after giving effect to such advance. A "material adverse effect" is defined to include a material adverse effect on our business, assets, operations, prospects or financial or other condition, on our ability to pay any of the loans under the Restated Credit Agreement, on the collateral or on lenders liens or rights and remedies under the Restated Credit Agreement. An event constituting a material adverse effect also includes a decline in the "Average Rig Count" (excluding
Canada and international rigs) published by Baker Hughes, Inc. falling below 800 for 12 consecutive weeks. Further conditions to each advance under the capital expenditure facility require the delivery of evidence that the advance is in compliance with the conditions of the Amended and Restated Credit Agreement with respect to amounts that may be borrowed to finance capital expenditures.

         Affirmative and Negative Covenants. Under the Amended and Restated
Credit Agreement, we are obligated to maintain compliance with a number of affirmative and negative covenants. Affirmative covenants we must comply with include requirements to maintain our corporate existence and continue the conduct of our business substantially as conducted in December 2005, promptly pay all taxes and governmental assessments and levies, maintain our corporate books and records, maintain insurance in form and amounts and with insurers reasonably acceptable to GECC, comply with applicable laws and regulations, maintain key man life insurance on the life of William L. Jenkins, provide supplemental disclosure to the lenders, refrain from violating the intellectual

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property of others, conduct our operations in compliance with environmental laws, provide a mortgage or deed of trust to the lenders granting a first lien on our real estate upon the request of the lenders, and provide certificates of title on newly acquired equipment with the lender's lien noted.

         Negative covenants we may not violate include, among others and subject to limitations and exceptions, (i) forming or acquiring a subsidiary, (ii) merging with, acquiring all or substantially all the assets or stock of, or otherwise combining with or acquiring, another person, (iii) making an investment in or loan to another person, subject to certain exceptions for specified high grade investments so long as there are no revolving loans outstanding, (iv) incurring any indebtedness other than specified permitted indebtedness, (v) entering into any transaction with an affiliate except in the ordinary course of our business and on fair and reasonable terms no less favorable than would be obtained in a comparable arm's length transaction with a non-affiliated person, (vi) making loans to our employees in amounts exceeding
$50,000 individually and $250,000 in the aggregate, (vii) issuing any shares of our common stock if any of our stock or the stock of a subsidiary is pledged to GECC, making any change in our business objectives or operations that could adversely affect repayment of the loans or could reasonably be expected to have or result in a material adverse effect, making any change in our capital structure, including the issuance of any stock, warrants or convertible securities or any revision in the terms of outstanding stock except for permitted payments to holders of subordinated debt and options granted under an existing or future incentive option plan, or amending our charter or by-laws in a manner that would adversely affect our duty or ability to repay the indebtedness, or engaging in any business other than that engaged in by us on December 16, 2005; (viii) creating or permitting to exist any liens on our properties or assets, with the exception of (x) those granted to the lenders under the Amended and Restated Credit Agreement or in existence on the date of making the loan and permitted re-financings, extensions and renewals of such liens provided the indebtedness secured is not increased and the lien does not attach to any additional property, or (y) liens created after December 16, 2005 by conditional sale or other title retention agreements or in connection with purchase money indebtedness with respect to equipment and fixtures acquired in the ordinary course of business involving the incurrence of an aggregate amount of purchase money indebtedness and capital lease obligations of not more than $2.0 million outstanding at any one time or (z) liens securing the indebtedness under the Second Lien Credit Agreement, (xi) selling any of our properties or other assets, including the stock of any subsidiary, except inventory in the ordinary course of business, obsolete or unused equipment or fixtures with an appraised value not exceeding $200,000 per transaction and $500,000 per year, and other equipment and fixtures with a book value not exceeding $200,000 per transaction and $500,000 per year, (xii) breaching or failing to comply with the various financial covenants in the credit agreement, (xiii) releasing any hazardous material that would violate environmental laws or adversely impact the value of any collateral; (xiv) engaging in a sale leaseback, synthetic lease or similar transaction, (xv) making any restricted payments,

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including payment of dividends, stock or warrant redemptions, repaying subordinated notes, except as otherwise permitted under the Amended and Restated
Credit Agreement, rescission of the sale of outstanding stock, subject to certain exceptions including, among others, permitted prepayments or redemptions of Junior Capital using the net proceeds from a public offering of our common stock, payment of reasonable and customary fees to our non-employee directors, reimbursement of the reasonable expenses of St. James Capital Corp., St. James
Capital Partners, L.P., SJMB, LP, and SJMB, LLC in an amount not to exceed
$60,000 per year, payment of a $274,000 fee to SJMB, L.P. not later than December 31, 2006 on the date we complete our first public offering of common stock after December 16, 2005, and "Change of Control" payments (as "Change of
Control" is defined in the employment agreements with the parties to receive the payments) on and after December 16, 2005 but before December 31, 2005 in the amount of approximately $1.1 million, and, in connection with in a contemplated public offering of shares of our common stock, in an aggregate amount not to exceed approximately $2.7 million, (xvi) purchasing any real estate in excess of $250,000, (xvii) engaging in any speculative hedging transactions; (xviii) amending or changing the terms of our subordinated debt, (xix) changing or amending the Second Lien Credit Agreement, or (xx) changing or amending the Bobcat acquisition agreement.

         The financial covenants prohibit us from making capital expenditures in any fiscal year commencing with the fiscal year ending December 31, 2006 in an aggregate amount exceeding $6.5 million(excluding amounts financed under our capital expenditure loan facility), plus in any period the amount by which $6.5 million exceeds the amount of capital expenditures expended in the prior period.

         Commencing with the fiscal quarter ending March 31, 2006, we are required to have at the end of each fiscal quarter and for the 12-month period then ended, a ratio of (a) EBITDA minus capital expenditures paid in cash during such period, excluding capital expenditures financed under the Amended and Restated Credit Agreement, minus income taxes paid in cash during such period to
(b) fixed charges including, with certain exceptions, the total of principal and interest payments during such period, of not less than 1.25:1.0. For the purpose of calculating the ratio for the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006, EBITDA and fixed charges are to be measured for the period commencing on January 1, 2006 and ending on the last day of such fiscal quarter.

         We are required to have, at the end of each fiscal month, a ratio of funded debt to EBITDA as of the last day of such fiscal month and for the 12-month period then ended of not more than the following

         2.25:1.00 for the fiscal months ending on January 31, 2006 through
                   March 31, 2006;
         2.25:1.00 for the fiscal months ending on April 30, 2006 through
                   June 30, 2006;
         2.00:1.00 for the fiscal months ending on July 31, 2006 through

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                   September 30, 2006;
         2.00:1.00 for the fiscal months ending on October 30, 2006 through
                   December 31, 2006;
         2.00:1.00 for the fiscal months ending on January 31, 2007 through
                   March 31, 2007; and
         1.75:1.00 for each fiscal month ending thereafter.

         We are required to have, at the end of each fiscal month, EBITDA for the 12-month period then ended of not less than the following:
         $33,000,000 for the fiscal months ending on January 31, 2006 through
                     March 31, 2006;
         $33,000,000 for the fiscal months ending on April 30, 2006 through
                     June 30, 2006;
         $34,000,000 for the fiscal months ending on July 31, 2006 through
                     September 30, 2006;
         $34,000,000 for the fiscal months ending on October 30, 2006 through
                     December 31, 2006; and
         $35,000,000 for each fiscal month ending thereafter.

         Events of Default. Events of default under the Amended and Restated
Credit Agreement include, among others and subject to certain limitations, (a) the failure to make any payment of principal, interest, or fees when due and payable or to pay or reimburse GECC for any expense reimbursable under the Amended and Restated Credit Agreement within ten days of demand for payment, (b) the failure to perform the covenants under the Amended and Restated Credit
Agreement relating to use of proceeds, maintenance of a cash management system, maintenance of insurance, delivery of certificates of title for equipment, delivery of certain post-closing documents, and maintenance of compliance with the Amended and Restated Credit Agreement's negative covenants, (c) the failure to deliver to the lenders monthly un-audited, quarterly un-audited and annual audited financial statements, an annual operating plan, and other reports, certificates and information as required by the Amended and Restated Credit
Agreement, (d) the failure to perform any other provision of the Amended and Restated Credit Agreement (other than those set forth in (b) above) which nonperformance remains un-remedied for 20 days or more, (e) a default or breach under any other agreement or instrument to which we are a party beyond any grace period that involves the failure to pay in excess of $250,000 or causes or permits to cause indebtedness in excess of $250,000 to become due prior to its stated maturity, (f) any information in a borrowing base certificate or any representation or warranty or certificate or in any written statement report, or financial statement delivered to GECC being untrue or incorrect in any material respect, (g) a change of control, as defined, of us, (h) the occurrence of an event having a material adverse effect, (i) the initiation of insolvency, bankruptcy or liquidation proceedings, (j) any final judgment for the payment of money in excess of $250,000 is outstanding against us and is not within thirty days discharged, stayed or bonded pending appeal, (k) any material provision of or lien under any document relating to the Amended and Restated Credit

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Agreement ceases to be valid, (l) the attachment, seizure or levy upon of our assets which continues for 30 days or more, and (m) William Jenkins ceases to serve as our chief executive officer, unless otherwise agreed by GECC. Upon the occurrence of a default, which is defined as any event that with the passage of time or notice or both would, unless waived or cured, become an event of default, or event of default, the lenders may discontinue making revolving loans and capital expenditure loans to us and increase the interest rate on all loans.
Upon the occurrence of an event of default, the lenders may terminate the Amended and Restated Credit Agreement, declare all indebtedness outstanding under the Amended and Restated Credit Agreement due and payable, and exercise any of their rights under the Amended and Restated Credit Agreement which includes the ability to foreclose on our assets. In the event of a bankruptcy or liquidation proceeding, all borrowings under the Amended and Restated Credit
Agreement are immediately due and payable.

         Exhibit to this Current Report on Form 8-K. Reference is made to the Amended and Restated Credit Agreement, filed as an exhibit to this Current
Report on Form 8-K, for a complete statement of its terms and conditions.


   SECOND LIEN CREDIT AGREEMENT WITH GECC


         The Term Loan. On December 16, 2005, we entered into the Second Lien
Credit Agreement with GECC, providing for a term loan $25.0 million.

         Interest Rate. The annual interest rate on borrowings under the term loan is 6.0% above the index rate. The index rate is a floating rate equal to the higher of (i) the rate publicly quoted from time to time by the Wall Street
Journal as the prime rate, or (ii) the average of the rates on overnight Federal funds transactions among members of the Federal Reserve System plus 0.5%.
Subject to the absence of an event of default and fulfillment of certain other conditions, we can elect to borrow or convert any loan and pay the annual interest at the LIBOR rate plus a margin of 7.5%. If an event of default in the nature of a failure to make any payment of principal of, interest on or fees owing in respect to loans when due and payable or the commencement of bankruptcy proceedings involving us has occurred, the annual interest rate is increased by 2% and, if any other default or event of default has occurred and is continuing, GECC may elect to increase the interest rate by that amount.

         Collateral. The loan under the Second Lien Credit Agreement is collateralized by a junior lien against substantially all of our assets, subordinate to the lien under the Amended and Restated Credit Agreement.

         Use of Proceeds. Initial borrowings under the Second Lien Credit
Agreement advanced on December 16, 2005 of $25.0 million were used to pay a portion of the Bobcat acquisition purchase price.

         Maturity of Loan. Outstanding borrowings under the Second Lien Credit
Agreement are due and payable on March 16, 2009, unless previously repaid.

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

         Mandatory and Voluntary Prepayments. Borrowings under the Second Lien
Credit Agreement are subject to certain mandatory pre-payments including, among other requirements, pre-payment out of a portion of the net proceeds of any sale of stock by us in a public offering in a manner substantially identical to the mandatory repayment provisions out of a portion of the net proceeds of any sale of stock by us in a public offering under the terms of the Amended and Restated
Credit Agreement described above.

         If we issue any shares of common stock, other than as described above in a public offering of our securities, or any debt at any time, we are required to prepay the loans outstanding under the Second Lien Credit Agreement in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs.

         Any mandatory prepayments made as provided above are to be applied substantially as follows: first, to any fees then due and payable to GECC, second, to interest then due and payable on the loan and, third, to prepay the principal of the loan.

         We may at any time prepay all or part of the loan or capital expenditure loan, subject to the payment of certain pre-payment fees declining from 2.0% in during the first year, 1.0% during the second year, and 0.5% in the event the termination or reduction occurs during the third year of the term of the Second Lien Credit Agreement. We are required to use, subject to certain exceptions, the net proceeds from the sale of any assets or the stock of any subsidiary to prepay all borrowings under the facilities.

         Closing Conditions. Initial borrowings under the Second Lien Credit
Agreement were subject to the fulfillment at or before the closing of closing conditions substantially identical to the conditions to be fulfilled in connection with the closing under the Amended and Restated Credit Agreement described above.

         Affirmative and Negative Covenants. Under the Second Lien Credit
Agreement, we are obligated to maintain compliance with a number of affirmative and negative covenants, including financial covenants that are substantially identical to the covenants we are obligated to comply with under the terms of the Amended and Restated Credit Agreement described above.

         Events of Default. Events of default under the Second Lien Credit
Agreement are substantially identical to events of default under the Amended and Restated Credit Agreement described above.

         Exhibit to this Current Report on Form 8-K. Reference is made to the Second Lien Credit Agreement, filed as an exhibit to this Current Report on Form
8-K, for a complete statement of its terms and conditions.

         General. There can be no assurance that we will be able to remain in compliance with the financial and other covenants of the Amended and Restated

                                       15

Credit Agreement and the Second Lien Credit Agreement or be able to obtain such amendments, consents or waivers with respect to potential violations of these covenants when required. Our inability to do so may result in our being placed in violation of those financial and other covenants. We can make no assurances that we will remain in compliance with our debt covenants or generate sufficient cash flows to service our debt and fund operations. Failure to comply with these debt covenants and or generate sufficient cash flow from operations could significantly impair our liquidity position and could result in GECC exercising mandatory prepayment options under our Amended and Restated Credit Agreement and Second Lien Credit Agreement. Should we be unable to borrow funds under our Amended and Restated Credit Agreement or Second Lien Credit Agreement if prepayment of those borrowings were required, we can make no assurances that alternative funding could be obtained.



SECTION 9.        FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

                  (a)      Financial statements of businesses acquired.

                           The financial statements of Bobcat required by this item will be filed by amendment not later than 71 calendar days after December 22, 2005.

                  (b)      Pro forma financial information.

                           The pro forma financial information required by this item will be filed by amendment not later than 71 calendar days after December 22, 2005.


                  (c)      Exhibits.

                           2.01 Purchase Agreement dated December 16, 2005 by
                                and Among Bobcat Pressure Control, Inc., Bobby Joe Cudd Company, Bobby Joe Cudd, Bill Benedick, Steve Johnston, and Petro Capital I, L.P. and the Registrant
                           10.1 Second Amended and Restated Credit Agreement
                                dated as of December 16, 2005 among the
                                Registrant, and General Electric Capital
                                Corporation and the other credit parties and lenders signatory thereto from time to time.

                           10.2 Second Lien Credit Agreement dated as of
                                December 16, 2005 among the Registrant, and
                                General Electric Capital Corporation and the other credit parties and lenders signatory thereto from time to time.
                           10.3 Amendment dated December 16, 2005 to Extended
                                and Restated Employment Agreement between the Registrant and William L. Jenkins


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    BLACK WARRIOR WIRELINE CORP.





Dated:  December 22, 2005     By:      /s/ William L. Jenkins
                                       ---------------------------------
                                           William L. Jenkins, President

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                                INDEX TO EXHIBITS



                           2.01 Purchase Agreement dated December 16, 2005 by
                                and Among Bobcat Pressure Control, Inc., Bobby Joe Cudd Company, Bobby Joe Cudd, Bill Benedick, Steve Johnston, and Petro Capital I, L.P. and the Registrant
                           10.1 Second Amended and Restated Credit Agreement
                                dated as of December 16, 2005 among the
                                Registrant, and General Electric Capital
                                Corporation and the other credit parties and lenders signatory thereto from time to time.
                           10.2 Second Lien Credit Agreement dated as of
                                December 16, 2005 among the Registrant, and
                                General Electric Capital Corporation and the other credit parties and lenders signatory thereto from time to time.
                           10.3 Amendment dated December 16, 2005 to Extended
                                and Restated Employment Agreement between the Registrant and William L. Jenkins

                                       19